EXHIBIT 99.1

Central Vermont Public Service
NEWS RELEASE

Contact: SteveCostello (802) 747-5427 (work)      (802) 742-3062 (pager)
For Immediate Release: Jan. 31, 2008

PSB approves small CVPS rate increase
The Vermont Public Service Board today approved a 2.3 percent increase in Central Vermont Public Service rates, to take effect with bills rendered Feb. 1.

CVPS had initially filed for a 4.46 percent increase last May, but reached agreement with the Department of Public Service on a 2.3 percent increase in November.  The PSB approved that increase in a decision today.

“No one likes to increase rates, particularly with the economic pressures Vermonters are facing, but the small rate increase is needed for reliable customer service,” CVPS President Bob Young said.  “For example, more than a third of the newrevenueswill pay forexpandedtree-trimming and removal programs along power linesto reduce the risk of outages.”

CVPS increased its capital spending, largely for reliability improvements, from $18 million in 2006 to $24million in 2007, and expects to maintain the higher spending in 2008 and beyond.  “The rate increase is critical to our ability to make those investments, which are extremely important to providing reliable service and top-notch storm responses,” Young said.

Despite the increase, CVPS’s rates will be just 5.9 percent higher than in 1999.  The Consumer Price Index has risen 21 percent, while the CPI for energy has risen almost 85 percent in that time.

According to data from the Edison Electric Institute, CVPS continues to provide the lowest rates of any major utility in New England.  A CVPS residential customer using 500 kilowatt-hours per month will pay $73.11, while the same customer would pay far more elsewhere in New England, in some cases over $96.